ARTICLES OF AMENDMENT
                                     TO THE
                 RESTATED ARTICLES OF INCORPORATION & AMENDMENTS
                                       OF
                            CHAPARRAL RESOURCES, INC.

     Pursuant  to  the  provisions  of  the  Colorado   Corporation   Code,  the
undersigned corporation adopts the following Articles of Amendment to its Restated Articles of Incorporation & Amendments:

     FIRST: The name of the corporation is Chaparral Resources, Inc.

     SECOND: The following amendment to the Restated Articles of Incorporation & Amendments was adopted by the shareholders of the corporation on April 12, 1994, in the manner prescribed by the Colorado Corporation Code:

     (1) Article Fourth is amended to read as follows:

          "FOURTH: (1) The aggregate number of shares which the corporation shall have authority to issue is:

                                 Par Value                 Number of Shares
         Class                   Per Share                 Authorized
         -----                   ---------                 ----------

         Common                  $0.10                     25,000,000
         Preferred               No Par Value               1,000,000

     (2) The preferences, qualifications, limitations, restrictions and the special or relative rights with respect to the shares of each class are:

          Common: All shares shall be fully paid and nonassessable for any purpose.

          Preferred: The Board of Directors hereby is expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of preferred stock for the issuance, from time to time, of one or more series of preferred stock for any proper purpose without shareholder approval, except where shareholder approval is required by law. The Board of Directors is expressly vested with the right to determine, with respect to the preferred stock and each series whereof, the following:

          (a) The designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;



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          (b)  Whether  the shares of such  series  shall have  voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights which may be general or limited;

          (c) The dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

          (d) Whether the shares of such series shall be subject to redemption by the corporation, and, if so, the times, prices and other terms and conditions of such redemptions;

          (e) The amount or amounts payable upon such shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the corporation;

          (f) Whether the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operations thereof;

          (g) Whether the shares of such series shall be convertible into or exchangeable for, shares of stock of any other class or classes or of any other series of preferred stock or any other class or classes of capital stock, and if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

          (h) The limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, or upon the purchase, redemption or other acquisition by the corporation of, the common stock or shares of any other class or any other series of preferred stock; and


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          (i)  The  conditions  or  restrictions,  if  any,  upon  the creation of indebtedness of the corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of preferred stock or of any other class or classes.

          The holders of common stock shall have and possess all rights as stockholders of the corporation, including such rights as may be granted elsewhere by these Restated Articles of Incorporation & Amendments except as such rights may be limited by the preferences, privileges and voting powers, and the restrictions and limitations of the preferred stock.

          Subject to preferential dividend rights, if any, of the holders of preferred stock, dividends upon the common stock may be declared by the Board of Directors and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine.

          Dividends on shares of common stock and preferred stock may be paid in shares of common stock or preferred stock.

     THIRD: The number of shares voted for the above amendment was sufficient for approval.

     FOURTH: The amendment does not provide for an exchange, reclassification or cancellation of issued shares.

     FIFTH: The amendment does not effect a change in the amount of stated capital of the corporation.

     Dated: April 12, 1994

                                             CHAPARRAL RESOURCES, INC.,
                                             a Colorado corporation



                                             By: /s/ Paul V. Hoovler
                                                 -------------------------------
                                                 Paul V. Hoovler, President


                                             By: /s/ Richard L. Zirbel
                                                 -------------------------------
                                                 Richard L. Zirbel, Secretary




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STATE OF COLORADO              )
   CITY AND                    )    ss.
COUNTY OF DENVER               )

     I, Janice J. Podoll, a Notary Public, do hereby certify that on this 12th day of April, 1994, personally appeared before me Paul V. Hoovler and Richard L. Zirbel who, being by me first duly sworn, declare that they are the President and Secretary, respectively, of Chaparral Resources, Inc. and that they read the foregoing document and that the statements contained therein are true.

     Witness my hand and official seal.

     My commission expires: 9/28/97



S E A L                                          /s/  Janice J. Podoll
                                                 -------------------------------
                                                 Notary Public


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